Exhibit 5.1

December 17, 2025

Eagle Nuclear Energy Corp.

2100 McKinney Ave, Suite 1675

Dallas, Texas 75201

Re:	Registration Statement of Eagle Nuclear Energy Corp. on Form S-4 File No. 333-290631

Ladies and Gentlemen:

We have acted as counsel to Eagle Nuclear Energy Corp., a Nevada corporation (“New Eagle”), in connection with the registration by New Eagle with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of up to (i) 30,863,278 shares (“New Eagle Shares”) of common stock, par value $0.0001 per share (“New Eagle Common Stock”), of New Eagle and (ii) 23,000,000 warrants entitling the holder to purchase one share of New Eagle Common Stock at a price of USD $11.50 per share of New Eagle Common Stock (the “New Eagle Warrants”) per New Eagle Warrant, pursuant to a Registration Statement on Form S-4, File No. 333-290631, initially filed by New Eagle, together with Eagle Energy Metals Corp., a Nevada corporation (“Eagle Metals”), as co-registrant, with the Commission on September 30, 2025 (as amended, the “Registration Statement”). We refer to the number of shares of New Eagle Common Stock that are issuable upon exercise by holders of the New Eagle Warrants as the “Underlying Securities.”

The New Eagle Warrants will be governed by the Public Warrant Agreement, dated October 12, 2022, between Spring Valley Acquisition Corp. II, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SVII”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”), pursuant to which the original public warrants of SVII (the “Original Public Warrants”) were issued (the “Original Public Warrant Agreement”), and the Private Warrant Agreement, dated October 12, 2022, between SVII and the Warrant Agent, pursuant to which the original private warrants of SVII (the “Original Private Warrants” and, together with the Original Public Warrants, the “Original Warrants”) were issued (the “Original Private Warrant Agreement” and, together with the Original Public Warrant Agreement, the “Original Warrant Agreement”), as applicable, each as modified by a Warrant Assumption Agreement (the “Warrant Assumption Agreement” and, the Original Warrant Agreement as modified by the Warrant Assumption Agreement, the “Warrant Agreement”) to be entered into by and among SVII, New Eagle, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Amended and Restated Merger Agreement, dated September 29, 2025 (the “Business Combination Agreement”), by and among SVII, New Eagle, Eagle Metals, Spring Valley Merger Sub II, Inc., a Nevada corporation, and Spring Valley Merger Sub III, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands, and the execution and delivery of the Warrant Assumption Agreement by the parties thereto, each outstanding Original Warrant will become one New Eagle Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, the Business Combination Agreement, the forms of the Amended and Restated Articles of incorporation and Bylaws to be adopted by New Eagle in connection with the Business Combination Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of New Eagle. We have assumed that (i) all representations made by New Eagle as to matters of fact in the documents that we reviewed were and are accurate, (ii) the Registration Statement, as then amended, will have become effective under the Act and such effectiveness will not have been terminated or rescinded or be subject to any stop order, (iii) the shareholders of SVII will approve, among other things, the adoption of the Business Combination Agreement and any ancillary documents thereto, and all transactions contemplated therein in accordance with applicable law, (iv) all other necessary action will have been taken under to authorize and permit transactions contemplated by the Business Combination Agreement, and the transactions contemplated by the Business Combination Agreement shall have been consummated, or will be consummated concurrently with, the issuance of the New Eagle Common Stock and New Eagle Warrants, (v) the form of the Amended and Restated Articles of incorporation and Bylaws to be adopted by New Eagle in connection with the Business Combination Agreement will be adopted in the forms reviewed by us, and (vi) each of SVII and the Warrant Agent is validly existing and has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute, and deliver the Warrant Assumption Agreement, and had and/or has all requisite legal ability to do so.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM

Eagle Nuclear Energy Corp.

December 17, 2025

Based upon the foregoing, we are of the opinion that:

(i)	The New Eagle Shares, when issued and delivered as contemplated in the Registration Statement and in accordance with the terms and conditions of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.

(ii)	Upon the consummation of the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the New Eagle Warrants will constitute valid and legally binding obligations of New Eagle enforceable against New Eagle in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)	The Underlying Securities, when issued upon exercise by holders of the New Eagle Warrants and delivered against payment therefor in accordance with the terms and conditions of the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the laws of the State of Nevada and the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Greenberg Traurig

Eagle Nuclear Energy Corp.

December 17, 2025

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig